HARTMAN INCOME REIT	2909 Hillcroft # 420 Houston, Texas 77057 www.hi-reit.com

Press Release

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. ADDS HOUSTON INDUSTRIAL PORTFOLIO

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Hartman Short Term Income Properties XX, Inc., a Houston based Real Estate Investment Trust, announced today that Hartman Mitchelldale Business Park LLC, an affiliate, has purchased Mitchelldale Business Park from AFS NW Business Park, L.P. an affiliate of Falcon Southwest.

“We are pleased about investing at this strategic infill location with excellent access and diverse tenant base which provide attractive stability and opportunity for growth,” said Dave Wheeler, EVP & Chief Investment Officer for Hartman Advisors LLC.

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MITCHELLDALE BUSINESS PARK – A 377,752 square foot, twelve (12) building industrial park is located at the highly desirable Northwest Industrial Submarket at Highway 290 and Mitchelldale.

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Lead tenants at Mitchelldale Business Park include: Craven Carpet, a locally owned, family operated flooring installation company who services Texas, Colorado, Oklahoma, Louisiana and Arkansas. A Better Trip, A Houston based owned and operated moving company that has been in business since 2008, and is the preferred mover in Houston for many van lines that can’t accommodate intestate state or cross country moves, GC Services, one the industry’s leading business processing outsource providers. GC offers a wide array of accounts receivable solutions and customer care solutions for private and public sector organizations.    LOYC Investments, an international import/export and distribution company with a focus on food, food products and housewares, is a medical and transportation management company whose mission is to partner with clients in developing innovative solutions for accessing healthcare, increasing independence, and connecting community resources in the most cost-effective manner.

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Mitchelldale Business Park is located on Mitchelldale St. just south of Highway 290 and is currently 92% occupied. Located in the Northwest area of Houston, this prime location puts your business only minutes from most major thoroughfares of the city. The property is located near the Galleria and is readily accessible by US Highway 290, the 610 West Loop and Interstate Highway 10, and the Sam Houston Parkway, Interstate 45 and 59 are all just minutes away as well. Mitchelldale Business Park offers exceptional value and flexible solutions. With 100% HVAC opportunities, grade & dock-high, 12’ – 22’ clear height and existing offices or build to suit suites, there is an option for most any business trade.   Rusty Tamlyn, CCIM and Trent Agnew of HFF represented the seller, AFS NW Business Park, L.P.in the transaction and Dave Wheeler, Julian Kwok, CCIM and Russell Turman represented the buyer, Hartman Mitchelldale Business Park LLC.

                  HARTMAN INCOME REIT’S EXISTING PORTFOLIO

Hartman Income REIT, headquartered in Houston, Texas, is a $385,000,000 Real Estate Investment Trust which owns and/or manages 38 properties with 5,400,000 square feet of office, industrial and retail space. Our properties are located in Houston, Dallas and San Antonio, Texas. For more information, please contact Allen Hartman, at 713-467-2222.

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